Exhibit 77(o)

                  Transactions Effected Pursuant to Rule 10f-3

The following funds engaged in Rule 10f-3 affiliated underwriter transactions within the guidelines of the Rule 10f-3 Procedures: ING Van Kampen Equity Growth Portfolio, ING Goldman Sachs Internet Tollkeeper Portfolio, ING Van Kampen Real Estate Portfolio, ING Salomon Brothers Investors Portfolio, ING Van Kampen Growth & Income Portfolio, ING Jennison Equity Opportunity Portfolio, and ING T. Rowe Price Capital Appreciation Portfolio.